Allianz Life Insurance Company of North America         [Allianz Logo]


Jack L. Baumer, FSA, MAAA
Assistant Vice President and Actuary
Product Development-Variable

1750 Hennepin Avenue
Minneapolis, MN  55403-2195

Telephone: 612/337 6180
Telefax: 612/337 6252
www.allianzlife.com

April 4, 2000


The Board of Directors
Allianz Life Insurance Company of North America
1750 Hennepin Avenue
Minneapolis, MN  55403




                               CONSENT OF ACTUARY


     I hereby consent to the inclusion of the Illustrations of Policy Values contained in the Appendix in a Registration Statement Form S-6 registering Flexible Premium Variable Life Insurance Policies. The illustrations have been prepared in accordance with standard actuarial principles and reflect the operation of the Policy by taking into account all charges under the Policy and in the underlying fund, and are shown for the male, non-smoker risk classification.

Sincerely,



/s/JACK L. BAUMER
------------------
   Jack L. Baumer

JLB:rar